Energtek Inc.

Letter to Shareholders

September 2007

Dear Fellow Shareholders:

We are pleased to have the opportunity to update you on current developments within Energtek Inc. In July, as a result of increased awareness and interest in our company, we successfully completed an additional and significant round of financing. This is yet another important milestone in the growth of our organization.

As you may be aware, our company has positioned itself to become a leading provider of Natural Gas Vehicle (“NGV”) related technologies and equipment. We intend to offer to our customers a comprehensive product offering from gas delivery systems and refueling stations to on-board equipment and technologies. Our newly developed technologies and products herald market-enabling solutions to a high growth industry, just in its infancy.

The NGV market is growing at an ever increasing rate worldwide. There are now over 6 million NGV’s on the road in Asia, Europe and the Americas. We believe that natural gas (“NG”) is the most realistic alternative to gasoline and diesel and that demand for it will increase. First, the prices of NG are lower than those of gasoline and diesel. Secondly, the conversion of vehicles to run on NG is simple and inexpensive. Finally, NG is one of the cleanest fuel sources available.

Within this rapidly growing industry, experts have recognized that one of the main obstacles to the widespread use of NGVs to date is the relatively high cost of the refueling infrastructure. The reason is technological - virtually all existing NGVs run on compressed natural gas at the pressure of 200 bars or higher. Such pressures require expensive equipment for the refueling chain and for on-board NG storage. We have developed a proprietary Adsorbed Natural Gas (ANG) technology, which works at pressures that are significantly lower than CNG (60 - 75 bars), without a serious compromise in the amount of gas stored. Our technology addresses central challenges of the NGV industry, allowing for a dramatic reduction of infrastructure costs.

ANG technology is especially interesting for the rapidly growing 200,000,000 unit market of two and three wheel vehicles. In many Asian countries, motorcycles, scooters and tricycles of various types, are the vehicle of choice both for private and public transportation. It is estimated that in India alone there are about 44 million two and three wheel vehicles. It is extremely difficult to incorporate 200 bar CNG cylinders on these vehicles. Our ANG technology allows addressing this market, which has been set as a top priority market.

We are also pleased to inform you that our company has made considerable advances in preparing itself for production of its products. Our subsidiary companies are constructing production lines which are scheduled to start operation in 2008. Ukcyl Ltd, in Ukraine, will produce NGV storage cylinders. MoreGasTech India Private Ltd will produce ANG and CNG conversion kits. These are two logical choices for us as both India and Ukraine are characterized by having low labor costs, as well as fast growing NGV markets.

Energtek has also developed a technology for the bulk transportation of NG at low pressure. Here too, the technology provides a low cost solution for NGV refueling and NG distribution for places where pipelines are not available. GATAL (Natural Gas for Israel) Ltd , our subsidiary in Israel -- dedicated to the business of NG distribution and NGV refueling, intends to use Energtek’s low pressure bulk transportation system, which is expected to be available within a few months, to supply Natural Gas to industrial and commercial customers.

It would be improper to end this letter without mentioning the support provided to us by the members of our Advisory Board, that includes top international experts in their respective fields. We will continue to develop our internal infrastructure and build upon our momentum in executing our business strategy. We, the Energtek team, are driven to increase our financial performance and deliver tangible results.

Doron Uziel	Lev Zaidenberg
CEO	President
DoronU@energtek.com	LevZ@energtek.com